Exhibit 99.1

[LOGO] Tupperware(R)

World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL  32802-2353                 News Release

CONTACT: Jane Garrard (407) 826-4522

                    TUPPERWARE ANNOUNCES 2003 FOURTH QUARTER
                              AND FULL-YEAR RESULTS

      ORLANDO, FLA, January 28, 2004 -- Tupperware Corporation (NYSE:TUP) announced today sales for the fourth quarter ended December 27, 2003, increased seven percent to $344 million compared with $321 million in the prior year. Excluding the impact of foreign currency and the new business model in North America, sales declined five percent from last year.

      Net income for the fourth quarter was $27.4 million, or 47 cents per diluted share, which included $1.8 million after tax of one-time items net of gains on land development. This compares with $34.5 million or 59 cents per diluted share in the prior year, including $5.1 million after tax of gains on land development and sale of a facility, net of one-time charges.

      Excluding nonrecurring items, net income from core operations was flat in the fourth quarter of 2003 compared with 2002 at $29 million.

      "Europe and BeautiControl performed better than expected in the fourth quarter, while Latin America and Asia Pacific showed the improvement we anticipated," said Rick Goings, Chairman and Chief Executive Officer. "Results continued to be weak in the United States largely due to a smaller average active sales force. However, strong recruiting in the fourth quarter bodes well for improving sequential trends, " Goings continued.

      Sales for the year ended December 27, 2003 were $1.2 billion or six percent higher than $1.1 billion last year. Excluding the impact of foreign currency and the new business model in North America, sales declined four percent.

      Net income in 2003 was $47.9 million or 82 cents per diluted share, including $0.9 million after tax of one-time costs net of gains on land development. This compares with $90.1 million or $1.54 per diluted share in 2002, which included $13.9 million after tax from net gains on land development and sales of manufacturing facilities, partially offset by one-time charges.

                                                                          (more)

      The profit impact of changes in the exchange rates for the major currencies was mostly eliminated by a translation hedging program, which ended at the close of 2003.

      The balance sheet improved as of the end of 2003 to a net debt-to-total-capital ratio of 50 percent, which was the lowest point in five years. This compares with 59 percent at the end of 2002. Additionally, cash flow before financing activities exceeded our $55-60 million target, partially as a result of improvements in receivables and inventory.

      Tupperware will conduct a conference call on Wednesday, January 28, 2003, at 10:00 am Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at www.Tupperware.com.

Fourth Quarter Segment Highlights

Europe

      Sales were $165.6 million, up 21 percent over last year. Excluding the impact of foreign currency, sales were up one percent or $1.7 million due to a sales force size advantage of 16 percent and an increase in the average active sales force of 12 percent over the fourth quarter of prior year. Most markets contributed to the increase with significant improvement in the emerging markets. Sales comparisons are affected by the lower party average in these markets.

      Fourth quarter sales comparisons were also negatively impacted by prior year business-to-business transactions in Austria and Germany and elimination of UK sales.

      Profit was $44.1 million compared with $32.9 million last year. Excluding a $7.3 million positive foreign currency impact on the comparison, profit improved $3.9 million or 10 percent.

North America

      Sales were $60.8 million, down 25 percent or $20 million from last year. Excluding the favorable impacts of $6.7 million from the new business model and $1.0 million from foreign currency, sales were down 38 percent due to a decline in the sales force size.

      Although the sales decline was slightly worse than the third quarter, this was due to lower showcase sales and the exit from the Target partnership. Core party sales, which comprise the majority of sales, followed the same trend as active sellers, which were down 32 percent in the third quarter and improved to down 24 percent in the fourth quarter. The sales decline and lower capacity utilization resulted in a loss of $3.4 million.

      Recruiting results were up significantly in the fourth quarter from prior year; however, it is anticipated that it will take until the fourth quarter of 2004 to achieve positive comparisons in average active sales force and sales trends.

                                                                          (more)

Asia Pacific

      Sales were $68.0 million, up eight percent or $5.3 million from last year. Excluding the impact of foreign currency, sales declined two percent from prior year.

      Profit was $7.2 million, down $11.7 million from last year. Excluding the positive impact of foreign currency, profit was down $13.1 million primarily due to an $11.0 million one-time benefit related to disposition of a manufacturing facility in the prior year. An unfavorable shift in product mix in Japan to lower margin items and lower capacity utilization impacted profits as well.

Latin America

      Latin America had sequential improvement, as expected, with positive quarterly comparisons for the first time in 2003. Sales were $25.5 million, up 18 percent or $4.0 million compared with the prior year. Excluding the negative impact of foreign currency, sales were up 27 percent or $5.5 million primarily due to an increase in sales per average active sales force.

      Profit was $2.0 million, up $6.9 million from prior year. Profit increased more than sales due to lower promotional and distribution expenses.

BeautiControl North America

      Sales were $24.2 million, up 27 percent from last year due to total sales force growth of 13 percent and average active sales force growth of 18 percent compared with prior year.

      Profit and return on sales improved as anticipated to $3.1 million, up $2.1 million from last year.

Outlook

      The full-year 2004 outlook for the total company is for a low single-digit increase in sales driven primarily by an expected increase in average active sales force and a slight increase in productivity in Europe, BeautiControl and Asia Pacific. These sales improvements are expected to result in segment profit growth, which along with cost rationalization in North America will drive segment profit increases.

      However, these profit increases are anticipated to be offset by investments of approximately $15 million to drive growth strategies including additional spending on public relations for the new party experience in North America, France and Germany, along with building a merchandising infrastructure in Latin America to expand the beauty business more rapidly.

      A portion of the investment will be related to rationalizing worldwide manufacturing operations consistent with the strategy of moving to more third-party sourcing of both core and non-core products.

                                                                          (more)

      Although these investments are expected to ultimately result in additional sales and return on sales, this is not forecast in 2004. Unallocated expenses are expected to be higher due to the decision to expense stock options and higher audit fees associated with meeting the requirements of Sarbanes-Oxley.

      Full-year 2004 earnings expectations are $1.20 to $1.30 per diluted share, including 12 cents positive impact from foreign currency at 2003 year-end rates, 18 cents from lower hedging costs and six to eight cents from gains on sales of land development.

      Quarterly flow of earnings in 2004 is expected to be similar to 2003 with a modest shift from the first and second quarter to the third and fourth quarter.

      The first quarter operating profits will be down significantly, primarily from a shortfall in North America on lower sales; however, net income and earnings per share are expected to outpace prior year due to stronger foreign currencies and lower hedging costs.

      Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at www.tupperware.com and www.beauticontrol.com.

      Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.

                                       ###

                             TUPPERWARE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                        13 Weeks Ended               52 Weeks Ended
                                                    Dec 27,        Dec 28,        Dec 27,        Dec 28,
(In millions, except per share data)                 2003           2002           2003           2002
                                                   ---------      ---------      ---------      ---------
Net sales                                          $   344.1      $   321.2      $ 1,174.8      $ 1,103.5
Cost of products sold                                  121.6          105.3          408.0          362.6
                                                   ---------      ---------      ---------      ---------
Gross margin                                           222.5          215.9          766.8          740.9

Delivery, sales and administrative expense             176.8          174.2          677.4          625.2
Re-engineering and impairment charge                     6.8            3.1            6.8           20.8
Gains on disposal of assets                              2.5           18.1            3.7           49.4
                                                   ---------      ---------      ---------      ---------
Operating income                                        41.4           56.7           86.3          144.3

Interest income                                          0.4            0.5            1.8            2.2
Other income                                              --             --            0.6             --
Interest expense                                         4.0            6.4           15.6           24.0
Other expense                                            6.5            3.4           16.5            5.1
                                                   ---------      ---------      ---------      ---------

Income before income taxes                              31.3           47.4           56.6          117.4
Provision for income taxes                               3.9           12.9            8.7           27.3
                                                   ---------      ---------      ---------      ---------
Net income                                         $    27.4      $    34.5      $    47.9      $    90.1
                                                   =========      =========      =========      =========

Net income per common share:

Basic                                              $    0.47      $    0.59      $    0.82      $    1.55
                                                   =========      =========      =========      =========

Diluted                                            $    0.47      $    0.59      $    0.82      $    1.54
                                                   =========      =========      =========      =========

                             TUPPERWARE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

(Dollars in millions, except per share)

                                 13 Weeks Ended  Reported  Restated   Foreign       52 Weeks Ended      Reported  Restated  Foreign
                               Dec 27,   Dec 28,     %         %      Exchange     Dec 27,    Dec 28,      %         %      Exchange
                                2003      2002   Inc (Dec) Inc (Dec)   Impact       2003       2002     Inc (Dec) Inc (Dec)  Impact
                               -------   ------- --------- ---------  ---------   ---------  ---------  --------- --------- --------
SALES
     Europe                    $ 165.6   $ 137.3    21          1     $    26.6   $   538.5  $   420.8     28         7       $82.4
     Asia Pacific                 68.0      62.7     8         (2)          6.9       220.2      209.5      5        (2)       16.2
     Latin America                25.5      21.5    18         27          (1.5)      102.6      130.9    (22)      (13)      (13.6)
     North America                60.8      80.7   (25)       (25)          1.0       222.6      268.4    (17)      (18)        2.1
     BeautiControl                24.2      19.0    27         27            --        90.9       73.9     23        23          --
                               -------   -------                      ---------   ---------  ---------                        -----
                               $ 344.1   $ 321.2     7         (3)    $    33.0   $ 1,174.8  $ 1,103.5      6        (1)      $87.1
                               =======   =======                      =========   =========  =========                        =====

SEGMENT PROFIT (LOSS)
     Europe                    $  44.1   $  32.9    34         10     $     7.3   $   110.0  $    88.3     25         6       $15.8
     Asia Pacific                  7.2      18.9   (62)       (65)          1.4        17.6       35.7    (51)      (55)        3.5
     Latin America                 2.0      (4.9)    +          +            --         3.1        6.2    (50)      (30)       (1.8)
     North America                (3.4)     13.2    --         --           0.2       (22.4)      30.4     --        --         0.3
     BeautiControl                 3.1       1.0     +          +            --         5.1        5.9    (14)      (14)         --
                               -------   -------                      ---------   ---------  ---------                        -----
                                  53.0      61.1   (13)       (24)          8.9       113.4      166.5    (32)      (38)       17.8
                               -------   -------                      =========   ---------  ---------                        =====

Unallocated expenses              (7.7)     (6.5)   18                                (24.7)     (15.9)    55
Translation hedge                 (6.1)     (3.2)   91                                (15.8)      (5.0)     +
Other income                       2.5       5.0   (50)                                 4.3       14.4    (70)
Re-engineering and
  impairment charges              (6.8)     (3.1)    +                                 (6.8)     (20.8)   (67)
Interest expense, net             (3.6)     (5.9)  (38)                               (13.8)     (21.8)   (37)
                               -------   -------                                     ------  ---------

Income before taxes               31.3      47.4   (34)                                56.6      117.4    (52)
Provision for income taxes         3.9      12.9   (70)                                 8.7       27.3    (68)
                               -------   -------                                     ------  ---------

Net income                     $  27.4   $  34.5   (21)                              $ 47.9  $    90.1    (47)
                               =======   =======                                     ======  =========
                               =======   =======                                     ======  =========
Net income per common
  share (diluted)              $  0.47   $  0.59   (21)                              $ 0.82  $    1.54    (47)
                               =======   =======                                     ======  =========

                               =======   =======                                     ======  =========
Average number of  shares         58.5      58.4                                       58.4       58.7
                               =======   =======                                     ======  =========

                             TUPPERWARE CORPORATION
                                 RECONCILIATION

                                                     13 Weeks Ended December 27, 2003         13 Weeks Ended December 28, 2002
                                                                              Excluding                                  Excluding
                                                    Reported   Adjustments   Adjustments   Reported     Adjustments     Adjustments
                                                    --------   -----------   -----------   --------     -----------     -----------
Segment profit(loss)
Europe                                               $ 44.1                     $ 44.1      $ 32.9         $  0.8(f)      $ 33.7
Asia Pacific                                            7.2                        7.2        18.9          (11.0)(g)        7.9
Latin America                                           2.0         0.1(a)         2.1        (4.9)                         (4.9)
North America                                          (3.4)                      (3.4)       13.2                          13.2
BeautiControl                                           3.1                        3.1         1.0                           1.0
                                                     ------      ------         ------      ------         ------         ------
                                                       53.0         0.1           53.1        61.1          (10.2)          50.9
                                                     ======      ======         ======      ======         ======         ======

Unallocated expenses                                   (7.7)        0.1(b)        (7.6)       (6.5)           1.3(b)        (5.2)
Translation Hedges                                     (6.1)                      (6.1)       (3.2)                         (3.2)
Other income                                            2.5        (2.5)(c)         --         5.0           (5.0)(c)         --
Re-engineering and impairment charges                  (6.8)        6.8(d)          --        (3.1)           3.1(h)          --
Interest Expense, net                                  (3.6)                      (3.6)       (5.9)                         (5.9)
                                                     ------      ------         ------      ------         ------         ------
Income(loss) before taxes                              31.3         4.5           35.8        47.4          (10.8)          36.6
Provision for income taxes                              3.9         2.7(e)         6.6        12.9           (5.7)(e)        7.2
                                                     ------      ------         ------      ------         ------         ------
Net income                                           $ 27.4      $  1.8         $ 29.2      $ 34.5         $ (5.1)        $ 29.4
                                                     ======      ======         ======      ======         ======         ======
                                                      52 Weeks Ended December 27, 2003       52 Weeks Ended December 28, 2002
                                                                              Excluding                                  Excluding
                                                    Reported   Adjustments   Adjustments   Reported     Adjustments     Adjustments
                                                    --------   -----------   -----------   --------     -----------     -----------
Segment profit(loss)
Europe                                               $110.0                     $110.0      $ 88.3         $(20.3)(f)     $ 68.0
Asia Pacific                                           17.6                       17.6        35.7          (10.4)(g)       25.3
Latin America                                           3.1         0.1(a)         3.2         6.2            0.1(a)         6.3
North America                                         (22.4)                     (22.4)       30.4                          30.4
BeautiControl                                           5.1                        5.1         5.9                           5.9
                                                     ------      ------         ------      ------         ------         ------
                                                      113.4         0.1          113.5       166.5          (30.6)         135.9
                                                     ======      ======         ======      ======         ======         ======

Unallocated expenses                                  (24.7)        0.1(b)       (24.6)      (15.9)           1.4(b)       (14.5)
Translation Hedges                                    (15.8)                     (15.8)       (5.0)                         (5.0)
Other income                                            4.3        (3.7)(c)        0.6        14.4          (14.4)(c)         --
Re-engineering and impairment charges                  (6.8)        6.8(d)          --       (20.8)          20.8(h)          --
Interest Expense, net                                 (13.8)                     (13.8)      (21.8)                        (21.8)
                                                     ------      ------         ------      ------         ------         ------
Income(loss) before taxes                              56.6         3.3           59.9       117.4          (22.8)          94.6
Provision for income taxes                              8.7         2.4(e)        11.1        27.3           (8.9)(e)       18.4
                                                     ------      ------         ------      ------         ------         ------
Net income                                           $ 47.9      $  0.9         $ 48.8      $ 90.1         $(13.9)        $ 76.2
                                                     ======      ======         ======      ======         ======         ======

Non-GAAP Financial Measures

This supplemental schedule provides, on a historical basis, adjusted non-GAAP financial information and a quantitative reconciliation of the differences between the non-GAAP financial measures with the financial measures calculated and presented in accordance with GAAP. This information is provided to assist in investors' understanding of the company's results of operations. These items are unusual in nature and materially impact the comparability of the company's results of operations. The adjusted information is intended to be more indicative of Tupperware's ongoing operations, and is intended to assist investors in evaluating performance and analyzing trends across periods.

(a) In the fourth quarter and full year 2003, $0.1 million was recorded as a reduction of Latin America segment profit due to a write down of accounts receivable as a result of a restructure of operations in Brazil. In 2002, $0.1 million was recorded as a reduction of Latin America segment profit due to a write down of accounts receivable as a result of a restructure of BeautiControl operations in Mexico.

(b) In 2002, the company began a program to sell land held for development near its Orlando, Florida headquarters. Internal costs to facilitate these sales were $0.1 million in the fourth quarter and full year 2003 and $1.3 million and $1.4 million in the fourth quarter and full year 2002 and were recorded in Unallocated expenses.

(c) During the fourth quarter and full year 2003, pretax gains from the sale of land held for development near the company's Orlando, Florida headquarters were $2.5 million and $3.7 million, respectively. During the fourth quarter and full year 2002, pretax gains from these sales were $5.0 million and $10.0 million, respectively, and were recorded in Other income. In addition, in 2002, the Company sold its Convention Center complex in Orlando, Florida generating a pretax gain of $4.4 million which was recorded in Other income.

(d) Re-engineering and impairment charges of approximately $2.0 million primarily related to severance costs incurred to reduce headcount in the company's Brazilian and North American operations. Additionally, impairment charges of $4.8 million primarily related to the company's decision to liquidate its Argentine legal entity and a write-down of the company's former Halls, Tennessee manufacturing facility.

(e) Provision for income taxes represent the net tax impact of adjusted amounts.

(f) In the fourth quarter and full year 2002, $0.8 million and $1.6 million, respectively, was recorded as a reduction of Europe segment profit related to the write down of inventory and receivables as a result of restructuring the business model of the company's United Kingdom operations. The company also sold its former Spanish manufacturing facility generating a pretax gain of $21.9 million in 2002.

(g) In the fourth quarter and full year 2002, Asia Pacific segment profit was reduced by $2.1 million and $2.7 million, respectively, related to costs associated with the closure of one of the company's Japanese manufacturing/distribution facilities. A pretax gain of $13.1 million was also recorded in the fourth quarter of 2002, as a result of the sale of this manufacturing facility.

(h) Re-engineering and impairment charges in the fourth quarter 2002 provided for severance associated with streamlining manufacturing and distribution operations in Europe and Latin America and restructuring the business model in the company's United Kingdom operations. In 2002, Re-engineering and Impairment charges of $20.8 million include $11.8 million in Europe for severance associated with the consolidation of operations related to finance, marketing and information technology and the establishment of regional areas, $5.1 million in Asia Pacific primarily for other costs related to the downsizing of the Japanese marketing and manufacturing operations, $1.7 million in Latin America for a smaller downsizing of operations primarily in Mexico and Brazil and $1.0 million for other costs related to the consolidation of BeautiControl distribution. The remaining charge amounts relate to ongoing restructuring of administrative functions and the maintenance of previously closed facilities in Europe and North America.

                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS
                                   (UNAUDITED)

                                                           Dec 27,     Dec. 28,
(In millions)                                               2003         2002
                                                          --------     --------

 Cash and cash equivalents                                $   45.0     $   32.6

 Accounts receivable                                         127.3        139.8
   Less allowances for doubtful accounts                     (25.2)       (36.6)
                                                          --------     --------
                                                             102.1        103.2

 Inventories                                                 160.5        148.2
 Deferred income tax benefits                                 51.7         44.1
 Prepaid expenses and other assets                            44.5         32.0
                                                          --------     --------
   Total current assets                                      403.8        360.1
                                                          --------     --------

 Deferred income tax benefits                                139.0        124.8

 Property, plant and equipment                             1,059.3        981.1
   Less accumulated depreciation                            (837.9)      (752.2)
                                                          --------     --------

                                                             221.4        228.9

 Long-term receivables, net of allowance of
   $26.8 million at December 27, 2003 and
   $12.4 million at December 28, 2002                         45.4         39.6
 Goodwill, net of accumulated amortization of
   $1.6 million at  December 27, 2003 and
   December 28, 2002                                          56.2         56.2

 Other assets                                                 18.7         21.0
                                                          --------     --------

   Total assets                                           $  884.5     $  830.6
                                                          ========     ========

                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                                                            Dec 27,     Dec. 28,
(Dollars in millions, except per share amounts)              2003         2002
                                                            -------     -------
Accounts payable                                            $  86.0     $  89.3
Short-term borrowings and current
  portion of long-term debt                                     5.6        21.2
Accrued liabilities                                           179.0       172.5
                                                            -------     -------

  Total current liabilities                                   270.6       283.0
                                                            -------     -------

Long-term debt                                                263.5       265.1
Accrued post-retirement benefit cost                           36.4        35.7
Other liabilities                                              85.8        69.3
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value, 200,000,000
    shares authorized; none issued                               --          --
  Common stock, $0.01 par value, 600,000,000
    shares authorized; 62,367,289 shares issued                 0.6         0.6
  Paid-in Capital                                              23.1        22.8
  Subscription receivable                                     (20.8)      (21.2)
  Retained earnings                                           529.2       535.3
  Treasury Stock, 3,850,343 shares at
  December 27, 2003 and 4,006,381 shares at
    December 28, 2002 at cost                                (105.5)     (110.2)
  Unearned portion of restricted stock issued
     for future service                                        (1.6)       (0.1)
  Accumulated other comprehensive loss                       (196.8)     (249.7)
                                                            -------     -------

  Total shareholders' equity                                  228.2       177.5
                                                            -------     -------

  Total liabilities and shareholders' equity                $ 884.5     $ 830.6
                                                            =======     =======

                             TUPPERWARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                           52 weeks ended
                                                      December 27,  December 28,
(In millions)                                            2003           2002
                                                      ------------  ------------
OPERATING ACTIVITIES
  Net income                                            $ 47.9       $ 90.1
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization                    52.6         48.8
         Net gain on sale of assets                       (3.7)       (46.9)
         Non-cash impact of re-engineering and
           impairment charge                               1.4          1.6
  Changes in assets and liabilities:
      Decrease in accounts receivable                     13.3         34.0
      Decrease (increase) in inventories                   3.5         (6.6)
      Decrease in accounts payable and
         accrued liabilities                              (0.6)        (7.7)
      Decrease in income taxes payable                    (8.5)        (3.8)
      (Increase) decrease in net deferred income taxes   (19.0)         7.3
      Net cash impact from fair value hedge activity      25.2          0.5
      Other, net                                          (6.3)        10.9
                                                        ------       ------

      Net cash provided by operating activities          105.8        128.2
                                                        ------       ------

INVESTING ACTIVITIES
  Capital expenditures                                   (40.0)       (46.9)
  Proceeds from disposal of property, plant &
    equipment                                              9.4         61.3
                                                        ------       ------

      Net cash (used in) provided by investing
        activities                                       (30.6)        14.4
                                                        ------       ------

FINANCING ACTIVITIES
  Dividend payments to shareholders                      (51.4)       (51.2)
  Proceeds from exercise of stock options                  0.9          4.6
  Proceeds from payments of subscriptions receivable       0.4          1.3
  Net increase (decrease) in short-term debt               0.2        (86.8)
  Payment of long-term debt                              (15.0)          --
                                                        ------       ------

      Net cash used in financing activities              (64.9)      (132.1)
                                                        ------       ------

Effect of exchange rate changes on cash and
  cash equivalents                                         2.1          3.7
                                                        ------       ------

Net increase in cash and cash equivalents                 12.4         14.2

Cash and cash equivalents at beginning of period          32.6         18.4
                                                        ------       ------

Cash and cash equivalents at end of period              $ 45.0       $ 32.6
                                                        ======       ======

                             TUPPERWARE CORPORATION
                            SUPPLEMENTAL INFORMATION
                       Fourth Quarter Ended December 2003

Sales Force Statistics (a):
Segment                       DIST.    % CHG.   AVG. ACTIVE     % CHG.       TOTAL        % CHG.
------------------------------------------------------------------------------------------------
Europe                          698       (1)      60,746         12        222,833         16
Asia Pacific (b)                664       (4)      39,098          1        324,244         (2)
Latin America                   187      (14)      58,229        (12)       256,695        (22)
North America                   362        1       17,582        (24)       110,506        (19)
                              -----               -------                   -------
Tupperware                    1,911               175,655                   914,278
BeautiControl N.A.              n/a      n/a       25,012         18         65,829         13
                              -----               -------                   -------
Total (b)                     1,911       (3)     200,667         (1)       980,107         (6)
                              =====               =======                   =======

(a)   As collected by the Company and provided by distributors.

(b) Sales force statistics in Asia Pacific had evolved to include individuals that are more customers than sellers. These customer members have been reclassified to improve the sales force to sales trends relationship. There is no impact on sales. Prior year amounts reclassified:

                                       From           To
                                    -----------------------
Asia Pacific
     Sales Force                      449,300       331,753
     Average Active                    41,573        38,733
Total
     Sales Force                    1,165,065     1,047,518
     Average Active                   205,774       202,934

              UNAUDITED SELECTED FINANCIAL DATA FOURTH QUARTER 2003
                                  (In millions)
Cash                         45.0        Net Debt to Capital Ratio           50%
Net Current Receivables     104.3        Equity                            228.2
Net Inventory               160.5        Capital Expenditures               13.1
Short-Term Debt               5.6        Depreciation and Amortization      12.9
Long-Term Debt              263.5